EXHIBIT 99.2

CONSENT OF GREEN MANNING & BUNCH, LTD.

We hereby consent to (i) the incorporation by reference of our opinion letter, dated December 2, 2002, to the Board of Directors of Vari-L Company, Inc. (the “Company”) into the prospectus included in this Registration Statement on Form S-4 (the “Registration Statement”) of Sirenza Microdevices, Inc. (the “Acquirer”) relating to the proposed acquisition by the Acquirer of substantially all of the assets of the Company, and (ii) references made to our firm and such opinion in the prospectus included in this Registration Statement under the captions “Questions and Answers About the Asset Sale and Plan of Dissolution,” “Summary of the Proxy Statement/Prospectus,” “The Asset Sale — Background of the Asset Sale and Dissolution of Vari-L,” “The Asset Sale — Reasons for the Asset Sale — Vari-L’s Reasons for the Asset Sale and Dissolution of Vari-L and Recommendation of the Vari-L Board of Directors,” and “The Asset Sale — Opinion of Vari-L’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

GREEN MANNING & BUNCH, LTD. BY: COBIZ GMB, INC., ITS GENERAL PARTNER

By:	/s/ JAMES T. BUNCH
Name:	James T. Bunch
Title:	Co-President

Date:	December 18, 2002